                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): November 2, 2001


                                STERICYCLE, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                       0-21229                  36-3640402
(State or other juris-           (Commission file            (IRS employer
diction of incorporation)            number)             identification number)


                             28161 North Keith Drive
                           Lake Forest, Illinois 60045
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
                                 (847) 367-5910




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ITEM 5. OTHER EVENTS

     On November 2, 2001, Stericycle, Inc. (the "Company") announced earnings for the quarter ended September 30, 2001. Revenues for the quarter were $91.3 million, up 12.6% from revenues of $81.1 million for the same quarter in 2000. Income from operations for the quarter was $19.7 million, up 25.9% from income from operations of $15.7 million for the same quarter in 2000. Net income for the quarter was $6.3 million, up 84.5% from net income of $3.4 million for the same quarter in 2000. Earnings per share (diluted) for the quarter were $0.30, up 76.6% from earnings per share (diluted) of $0.17 for the same quarter in 2000.

     For the nine months ended September 30, 2001, revenues increased to $265.6 million, up 11.5% from revenues of $238.3 million for the same period in 2000. Income from operations for the period increased to $56.6 million, up 21.3% from income from operations of $46.7 million for the same period in 2000. Net income for the period increased to $16.9 million, up 64.7% from net income of $10.3 million for the same period in 2000. Earnings per share (diluted) for the period increased to $0.81, up 56.1% from earnings per share (diluted) of $0.52 for the same period in 2000.

     A copy of the Company's release announcing earnings is filed as an exhibit to and is incorporated by reference in this Report.

     (c) Exhibits

     The following exhibit is filed with this Report:

   Exhibit No.                           Description

      99         Press release dated November 2, 2001 issued by Stericycle, Inc.




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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  November 2, 2001.

                                        STERICYCLE, INC.

                                        By  /s/ Frank J.M. ten Brink
                                            ----------------------------------
                                            Frank J.M. ten Brink
                                            Executive Vice President and
                                            Chief Financial Officer






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